NSAR 																		Exhibit 77O
811-05088


Securities Purchased in Underwritings Involving Transactions with
Sanford C. Bernstein and Co. Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 Transactions <> April - June 2010

AB GROWTH FUND



						    Price
			 Date	       Shares 	    per
Security*		 Purchased      Purchase    Share
Dollar General Corp.	 4/14/2010     160,300	    $27.00

	     Shares
	     Purchased		           % of Offering
	     by AB	    Total	   Purchased by
Underwriting including	    Shares	   AB including	  Purchased
Concession   the Funds	    Offered	   the Funds (1)  From
$0.648	     700,000	    26,000,000	   2.69%	  Citi



Shares	        Price per
Held		Share
6/30110	        6/30/10
133,500	     	$27.55



* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.



(1) Aggregate purchases by all AB buy-side clients, including the Fund, may not exceed:

a) if purchased in an Offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the Offering of such class; or

b)  if purchased in an Eligible Rule 144A Offering, 25% of the total of
(i) the principal amount of the Offering of such class sold by the underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the Offering of such class in any concurrent public Offering.


ablegal -  2037553 v1